EXHIBIT 11




INDEPENDENT AUDITORS' CONSENT


To the Board of Trustees and Shareholders of The GrandView Investment Trust:

We consent to the incorporation by reference in Post-Effective Amendment No. 5 to Registration Statement (No. 33-89628) of The GrandView Investment Trust (which is comprised of the following portfolios: GrandView Realty Growth Fund and GrandView S&P REIT Index Fund) of our reports dated April 24, 1998, appearing in the Annual Reports, which are incorporated by reference in such Registration Statement, and to the reference to us under the heading "Financial Highlights" in such combined Prospectuses.




/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
July 28, 1998